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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

COMSYS IT Partners, Inc
(Name of Issuer)
COMMON STOCK
(Title of Class of Securities)
92330P10
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	92330P10	Page	2	of	9

1	NAMES OF REPORTING PERSONS: Old Trafford Investment Pte Ltd

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	(None)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Singapore

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,160,653

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,160,653

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,160,653

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.19%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	92330P10	Page	3	of	9

1	NAMES OF REPORTING PERSONS: GIC Special Investments Pte Ltd

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	(None)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Singapore

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,160,653

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,160,653

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,160,653

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.19%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	92330P10	Page	4	of	9

1	NAMES OF REPORTING PERSONS: Government of Singapore Investment Corporation Pte Ltd

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	(None)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Singapore

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,160,653

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,160,653

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,160,653

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.19%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

CUSIP No.	92330P10	Page	5	of	9

1	NAMES OF REPORTING PERSONS: Government of Singapore

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
	(None)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Singapore

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,160,653

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,160,653

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,160,653

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.19%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

Item 1(a). Name of Issuer
COMSYS IT Partners, Inc.
Item 1(b). Address of Issuers’ Principal Executive Offices
COMSYS IT Partners, Inc.
4400 Post Oak Parkway, Suite 1800
Houston, TX 77027
United States of America
Item 2(a). Name of Person Filing

I	Old Trafford Investment Pte Ltd
II	GIC Special Investments Pte Ltd
III	Government of Singapore Investment Corporation Pte Ltd
IV	Government of Singapore
Item 2(b). Address of Principal Business Office

I, II, & III		168 Robinson Road
#37-01 Capital Tower
Singapore 068912

IV	c/o	Government of Singapore Investment Corporation Pte Ltd
168 Robinson Road
#37-01 Capital Tower
Singapore 068912
Item 2(c). Citizenship
I, II, III & IV Singapore
Item 2(d). Title of Class of Securities
Common Stock
Item 2(e). CUSIP Number
92330P10
Item 3. If this statement is filed pursuant to Rules 13d-1 (b) or 13d-2(b) or (c), check whether the person filing is a
N.A.
If this statement is filed pursuant to Rule 13d-1(c), check this box. ☑

Item 4. Ownership
     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

		Power to Vote		Power to Dispose
	No of Securities
Person	Beneficially Owned	Sole[1]	Shared[1]	Sole[1]	Shared[1]
Old Trafford Investment Pte Ltd	1,160,653	0	1,160,653	0	1,160,653
GIC Special Investments Pte Ltd	1,160,653	0	1,160,653	0	1,160,653
Government of Singapore Investment Corporation Pte Ltd	1,160,653	0	1,160,653	0	1,160,653
Government of Singapore	1,160,653	0	1,160,653	0	1,160,653
Total[2] (all Reporting Persons)	1,160,653	0	1,160,653	0	1,160,653

1	Old Trafford Investment Pte Ltd shares power to vote and power to dispose of the 1,160,653 securities beneficially owned by it with GIC Special Investments Pte Ltd, shares power to vote and dispose of the 1,160,653 securities beneficially owned by it with the Government of Singapore Investment Corporation Pte Ltd, and shares power to vote and dispose of the 1,160,653 securities beneficially owned by it with the Government of Singapore.

2	The reporting persons disclaim membership in a group.
Item 5. Ownership of Five Percent or Less of a Class
     N.A.
Item 6. Ownership of More than Five Percent on Behalf of Another Person
     N.A.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
     N.A.
Item 8. Identification and Classification of Members of the Group
     N.A.

Item 9. Notice of Dissolution of Group
     N.A.
Item 10. Certification
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
Material to be Filed as Exhibits
1.	Power of Attorney by Minister for Finance, Singapore dated 5 March 1998.
(incorporated by reference to Exhibit No. 1 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 2006	Old Trafford Investment Pte Ltd

Date

	by	/s/ Ng Kin Sze

Ng Kin Sze Director

GIC Special Investments Pte Ltd

	by	/s/ Ng Kin Sze

Ng Kin Sze Senior Executive Vice President

Government of Singapore Investment Corporation Pte Ltd

	by	/s/ Ng Kin Sze	/s/ Ho Yuit Mun

		Ng Kin Sze	Ho Yuit Mun
		Senior Executive	Director
Vice President

`	Government of Singapore by Government of Singapore Investment Corporation Pte Ltd, its attorney-in-fact

	by	/s/ Ng Kin Sze	/s/ Ho Yuit Mun

		Ng Kin Sze Senior Executive Vice President	Ho Yuit Mun Director